Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

          We have issued our report dated July 26, 2006, accompanying the consolidated financial statements on Form 10-K for the years ended April 30, 2006 and 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unify Corporation on Forms S-2 (File No. 333-117628, effective April 29, 2005 and File No. 333-124488, effective July 29, 2005) and on Forms S-8 (File No. 333-13203, effective October 1, 1996, File No. 333-61705, effective August 18, 1998, File No. 333-92973, effective December 17, 1999, File No. 333-71814, effective October 18, 2001, File No. 333-98633, effective August 23, 2002, and File No. 333-120750, effective November 24, 2004).

/s/ GRANT THORNTON LLP

Reno, Nevada

July 26, 2006